Exhibit 1

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

Proceedings: 0203711-65.2016.8.19.0001

Pages 224296

Electronic Proceedings

Class/Subject Matter: Judicial Reorganization - Judicial Reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Interested Party: FEDERAL GENERAL ATTORNEY’S OFFICE WITH ANATEL

Interested Party: BANCO DO NORDESTE DO BRASIL S.A.

Judicial Administrator: ARNOLDO WALD LAW FIRM

Interested Party: CHINA DEVELOPMENT BANK COORPORATION

Interested Party: GLOBNET CABOS SUBMARINOS S.A.

Interested Party: PRICEWATERHOUSE COOPERS ASSESSORIA EMPRESARIAL

Legal Representative: JOSE MAURO FERNANDES BRAGA JÚNIOR

Interested Party: GOLDENTREE DISTRESSED FUND 2014 LP ET AL

Interested Party: PTLS SERVIÇOS DE TECNOLOGIA E ASSESSORIA TÉCNICA LTDA

Interested Party: MAZZINI ADMINISTRAÇÃO LTDA

Interested Party: TIM CELULAR S.A ET AL

Interested Party: JEAN LEON MARCEL GRONEWEGEN

On this date, I send the case to Honorable Judge
Fernando Cesar Ferreira Viana
On September 27, 2017

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

Judgment

1-         The Notary Office shall comply with the orders included in order on pages 199,000/199,0001, with regard to the credit proofs of claim and oppositions directly included in the judicial reorganization proceedings.

2-         Pages 218,489/218,719 (Pet. Magali Dalla Pria): Issue notice informing that there is no obstacle to the judicial reorganization court, for the satisfaction of the credit enforced within the singular court, when there is deposit or seizure, and the opposition stage to decision execution elapsed on June 20, 2016.

3-         Pages 218,911/218,913 (Pet. Lígia Cristina Gonçalves Borges): Not granted, based on the provisions included on items XVIII, XIX and XX of the decision on pages 89,496/89,525.

4-         Pages 219,777/219,778 (Ercy Fonseca Barbosa): Separate it in order to attach it to the case records of the pertinent opposition. (Pet. OI): Say the Judicial Administrator thereupon.

5-         Pages 219,786/219,828 (Pet. Telokem Advogados S/S): Submit it to Judicial Administrator, for pertinent awareness and measures.

6-         Pages 219,893/219,895 (Pet. Katiany Rodrigues de Oliveira): Submit it to Judicial Administrator, for awareness.

7-         Pages 220,256; 220,311/220,325 (Pet. Jenaína Pereira da Silva et al): Other than the exceptions expressed on the decision on pages 198,453/198,458, which authorize the payment of credit within the singular enforcement court, all other credits subject to judicial reorganization shall be paid pursuant to the Judicial Reorganization Plan, if it is ratified. The fact the decision constituting the credit is final and unappealable, by itself does not authorize the immediate payment within this collective enforcement, reason by which I do not grant the request. However, I stress that the exceptional condition included in said decision shall be rendered in the natural court of the claim.

8-         Pages 221,296/221,300 (Pet. OI): The RJ Debtors are correct when they inform that the matter inherent to the need for submission of clearance certificates for purposes of ratification of the Plan – if approved – on the manner set forth on article 57 of Law 11,101/2005 requires analysis at a timely moment, when the grant of R.J. itself shall be decided upon, reason by which I have not addressed such matter for the time being. With regard to the adherence to fiscal debts installment programs, such adherence is exclusively incumbent upon RJ Debtors, considering that only by virtue of law someone may be obligated to do something. On the motion for clarification filed by ANATEL, and in view of the representations by RJ debtors and Judicial Administrator, the notary office shall check if the Public Prosecutors’ Office was duly notified to issue representation, as previously ordered.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

9-         Pages 221,441/221,496; 221,534/221,535; 221,537/221,575; 221,723/221,747; 221,836/221,947; 222,654/222,656 (Pet. American Tower do Brasil et al): Not granted, under items XVIII, XIX and XX of the decision on pages 89,496/89,525.

10-       Pages 221,498/221,502 (Pet. Marcius Fabian de Oliveira): The late proofs of claim and oppositions shall be drafted in proper proceedings due to dependence to these main case records.

11-       Pages 221,517/221,527 (Pet. Citicorp Trustee Company Limited): The matter on the manner of participation of trustees in the General Creditors’ Meeting (GCM) was already decided upon on pages 217,761/217,768. However, on the arguments, say the Judicial Administrator thereupon.

12-       Pages 221583/221,590 (Pet. Reginaldo José Pontes): Separate it in order to attach it to the case records of credit opposition No. 0236855-93.2017.8.19.0001 filed by creditor, the proper venue to decide on such.

13-       Pages 221,592/221636 (Pet. Capricorn Capital, LTD et al): Given that the interlocutory decision challenged by the appeal at hand, at least with regard to motivation and grounds, is consonant to the requirement included on item IX of article 93 of the Federal Constitution, I clarify that the appellate decision is upheld by this court.

14-       Pages 221,665/221,674 and 221,759/221,768 (Pet. Eladia do Nascimento Torres): Judicial Administrator: examine it.

15-       Pages 221,718/221,721 (Mario Madureira Advogados Associados et al): The order on pages 216,649/216,650 complements the public notice and makes it clear that the prior registration of parties intending to take part on the GCM seeks to make available to judicial administrator prior data which enable it to measure the organizational structure that shall be assembled to perform the act. Thus, I dismiss the request to republish the public notice.

16-       Pages 221,810/221,834 (Pet. Judicial Administrator): I declare awareness of the RMA pertaining to July 2017. May RJ Debtors, the Public Prosecutors’ Office (MP) and other interested parties examine it for awareness.

17-       Pages 221,949/2219,951 (Pet. Musitel): Creditor shall keep seeking proof of claim before J.R.., for its credit is subject to the judicial reorganization regime, as it arises from illicit act practiced by RJ debtors before filing of claim request.

18-       Pages 222,521/222,558 (Pet. BNY): Note it as requested.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

19-       Pages 222,646/222,647 (Pet. Huawei do Brasil Telecomunicações Ltda): Abide by it.

20-       Pages 222,649/222,653 (Pet. WEDO DO BRASIL): Nothing to be granted, as agenda matters are incumbent upon the GCM chairman.

21-       Pages 222,667 (Pet. OI): Abide by it.

22-       Pages 222,674/222,677 and 222,933/222,935 and 222,957//222,959 (Pet. Affonso Psheidt et al): Notwithstanding the eloquent reasons of the signatories of said documents, the decisions issued within the scope of the oppositions under discussion shall be the object of a separate appeal drafted in each procedure filed, such that no consideration within these main case records is applicable, including with regard to the analysis of free legal aid, which shall be analyzed on a case-by-case basis. Whereas the credit reserve is a prerogative of the singular enforcement court, seeking to grant intended creditor its formal inclusion in the J.R. case records, therefore, the ordering of such by the reorganization court itself is not applicable.

23-       Pages 222,679/222,690 (Pet. Capricorn Capital, LTD et al): Notify the RJ Debtors.

24-       Pages 222,762/222,801 (Pet. Goldentree et al): Given that the interlocutory decision challenged by the appeal at hand, at least with regard to motivation and grounds, is consonant with the requirement included in item IX of article 93 of the Federal Constitution, I clarify that the appellate decision is upheld by this court.

25-       Motion for Clarification Telenge Telecomunicações e Engenharia Ltda.

Currently set forth by article 1,022 of the Civil Procedure Code (CPC), the motion for clarification may be filed in face of any judicial decision to: i) clarify obscurity or eliminate contradiction; ii) fulfill omission on a point or matter over which the official judge should have pronounced or over a request and iii) correct clerical error.

In the case at hand, movant shall not prosper, for the targeted decision does not encompass any of the cases listed above. Movant is in fact seeking to not clarify the decision opposed, but rather to obtain answers to procedural matters arising from the performance of the GCM ordered in the appealed decision. Thus, I cognize the motion, for it is timely, but do not grant it, given that movant’s doubts are not connected to the decision rendered, but to the very applicability of the pertinent legislation.

However, in order to avoid future doubts, I stress that the right to take part and vote in the General Creditors’ Meeting lies with all creditors under the conditions set forth on article 39 of Law 11,101/2005, which provides, in verbis:

"Article 39. The following shall have the right to vote in the general meeting: persons listed on the general list of creditors or, on the lack thereof, on the list of creditors submitted by judicial administrator, under article 7, paragraph 2, hereof, or even, on the lack thereof, on the list presented by debtor itself, under articles 51, items III and IV of the main section, 99, item III of the main section, or 105, item II of the main section, hereof, in any case added by the persons with proof of claim on the date of performance of the meeting or which have credits admitted or altered by judicial decision, including those which have obtained reserve of sums, in observance of the provisions of paragraphs 1 and 2 of article 10 hereof."

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

Thus, only if creditor encompasses one of the items listed on said rules may it take part and vote on the GCM. It must be registered that there are no legal rules in the LFRE ordering or rendering necessary the consolidation of the General List of Creditors – from the judgment of all proofs of claim and oppositions – before the performance of the GCM.

That can be seen via analogous interpretation of the provisions of paragraph 2 of article 39 of said Law, which states: "Paragraph 2: The resolutions of the general meeting shall not be declared null in view of later judicial decision on the existence, quantity or classification of credits."

Thus, it can be inferred that only the credits effectively listed or reserved up to the moment of performance of the GCM shall give right to creditor to take part and vote in the meeting.

Notify it.

Abide by it.

26-       New GCM date

The RJ Debtors notify by means of petition on pages 222,964/222,967 the need to postpone the general creditors’ meeting, such that the first call – previously scheduled for October 9, 2017 – is now scheduled for October 23, 2017 and the second call scheduled to October 27, 2017.

They state that such measure is necessary because, in view of the analysis of several objections and the progress of the negotiation with creditors, they need to adjust the terms of the judicial reorganization plan to all economic and financial interests involved, which requires a larger term.

They also describe the fact that procedural matters changed in a material manner the measures and preparations underway, from decisions issued on the interlocutory appeal by the illustrious reporting justice.

On pages 222,973/222,974, the judicial administrator represented to be in favor of the claim, highlighting that the recent decisions issued in the superior instance affected directly the preparation and conduction of the GCM, given that the following measures were ordered: i) material consolidation; ii) lists segregated per RJ Debtor; iii) information on the individual indebtedness of each RJ Debtor; iv) manner of voting and v) instatement quorum. It concluded stating that the attempted postponement shall assure creditors greater time to analyze the information to be made available by debtors, in addition to granting greater time for creditors to analyze and negotiate plan conditions, bringing forth a more solid environment for the decision-making process.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

The Public Prosecutors’ Office was heard and it acknowledged the scenario narrated, and did not oppose the request, given that it deemed indispensable the adoption, by the companies under reorganization, of several adjustments with regard to the negotiation with creditors and even pertaining to the procedure to be adopted with regard to counting and appraisal of votes.

Very well.

RJ Debtors argue that both the closing of plan modifications and the very system for voting, appraisal and counting of votes in the meeting suffered deep changes from the need to comply with the decisions issued in the interlocutory appeal, such that a new public call notice shall be issued to depict the material changes on the agenda, under penalty of nullity, which indicates the required need for postponement, under penalty of nullity.

With great eloquence, the Judicial Administrator and the Public Prosecutors’ Office formulated opinions favorable to the granting of the GCM postponement request, in view of the undeniable time constraint to prepare all measures necessary for compliance with the judicial decisions issued on the interlocutory appeal, but especially with regard to the possibility of submission of material changes to the plan, obtained after debates with creditors, which shall provide a more favorable scenario for decision making in such debates.

Under item IV of article 139 of the CPC, the judge shall direct the proceedings pursuant to the provisions of said Code, it being incumbent thereupon to change the procedural terms, suiting them to the needs of the dispute, so as to grant greater effectiveness to the exercise of law.

In view of all the evidence, after the ratification of the dates suggested by Judicial Administrator for the start of the meeting – October 9 (first call) and October 23 (second call) – facts and decisions which changed the entire planning set forth by debtors arose, and compliance therewith, even if timely, shall not bring forth the results expected, thus evidencing effective losses to creditors, given the need to observe the principles of transparency and disclosure.

In fact, in view of all the circumstances presented and of the short term for postponement of the instatement of the GCM, I fully grant the request for postponement, in the manner requested on pages 222,964/222,967.

Publish the proper Public Notices and this decision.

Notify the judicial administrator and the Public Prosecutors’ Office.

FERNANDOVIANA

Court of Justice of the State of Rio de Janeiro

Court of Justice

Judicial District of the Capital

7th Business Court Office

Av. Erasmo Braga, 115 Lna Central 706 CEP: 20020-903 - Centro - Rio de Janeiro - RJ Phone: 3133 2185 email: cap07vemp@tjrj.jus.br

Rio de Janeiro, September 27, 2017.
Fernando Cesar Ferreira Viana - Judge

Case records received from Honorable Judge
Fernando Cesar Ferreira Viana On __/__/__

Authentication Code: 4GH4.YMWE.CFTB.KRPR

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FERNANDOVIANA